Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205643

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 13, 2015)

Teekay Tankers Ltd.

CLASS A COMMON STOCK

HAVING AN AGGREGATE OFFERING PRICE OF UP TO $80,000,000

We have entered into an equity distribution agreement with Evercore Group L.L.C. relating to the shares of Class A common stock of Teekay Tankers Ltd. offered by this prospectus supplement. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of Class A common stock having an aggregate offering price of up to $80 million from time to time through Evercore Group L.L.C., as our sales agent. We previously sold 11,346,100 shares of Class A common stock pursuant to a prospectus supplement dated June 4, 2015 for a similar at-the-market offering.

Sales of the Class A common stock, if any, will be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including, without limitation, by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us.

We will pay the sales agent a commission of 2.0% of the gross sales price per share of Class A common stock sold through it as sales agent under the equity distribution agreement. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

Under the terms of the equity distribution agreement, we also may sell shares of Class A common stock to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares of Class A common stock to the sales agent as principal, we will enter into a separate agreement with the sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agent is not required to sell any specific number or dollar amount of our Class A common stock, but will use commercially reasonable efforts, as our agent and subject to the terms of the equity distribution agreement, to sell the Class A common stock offered, as instructed by us. The offering of shares of our Class A common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the Class A common stock subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by either the sales agent or us.

Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol “TNK.” The last reported sale price of our shares of Class A common stock on the New York Stock Exchange on November 17, 2015 was $7.14 per share.

Investing in our shares of Class A common stock involves risks. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents incorporated by reference into the prospectus and this prospectus supplement before you make an investment in our shares of Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Evercore ISI

The date of this prospectus supplement is November 18, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our Class A common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of Class A common stock. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the sales agent have authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or SEC) that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

We are offering to sell shares of our Class A common stock, and are seeking offers to buy shares of our Class A common stock, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of shares of our Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described in this prospectus, shall mean specifically Teekay Tankers Ltd. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States (or U.S. GAAP).

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Prospectus Supplement

Prospectus

S-ii

TEEKAY TANKERS LTD.

We are an international provider of marine transportation to global oil industries. Our business is to own and charter-in crude oil and product tankers and we employ a chartering strategy that seeks to capture upside opportunities in the spot market while using fixed-rate time charters to reduce downside risks. Teekay Corporation (NYSE: TK), which formed us in 2007, is a leading provider of marine services to the global oil and natural gas industries and the world’s largest operator of medium-sized oil tankers. We believe we benefit from Teekay Corporation’s expertise, relationships and reputation as we operate our fleet and pursue growth opportunities. We have acquired a majority of our current operating fleet from Teekay Corporation and third parties at various times since our inception and we anticipate additional opportunities to expand our fleet through acquisitions of tankers from third parties and through selective in-chartering of tankers. These tankers may include crude oil and product tankers.

Under the supervision of our executive officers and board of directors, our operations are managed by Teekay Tankers Management Services Ltd. (our Manager), a subsidiary of Teekay Corporation which provides to us commercial, technical, administrative and strategic services under a long-term management agreement. We employ our chartering strategy based on the outlook of our Manager for freight rates, oil tanker market conditions and global economic conditions. We employ our vessels on fixed rate time-charter out contracts and in various pooling arrangements, the majority of which are managed by wholly or partially owned subsidiaries of Teekay Corporation and which employ vessels on the spot market. By employing some of our vessels in these pooling arrangements with Teekay, we believe we benefit from Teekay Corporation’s expertise in commercial management of oil tankers and economies of scale of a larger fleet, including higher vessel utilization and daily revenues.

We are incorporated under the laws of the Republic of the Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

THE OFFERING

Issuer	Teekay Tankers Ltd.

Class A common stock offered	Shares of Class A common stock having an aggregate offering price of up to $80 million.

Manner of offering	“At-the-market offering” that may be made from time to time through the sales agent. Please read “Plan of Distribution”.

Use of proceeds	We intend use the net proceeds from this offering, after deducting the sales agent’s commission and our offering expenses, for general corporate purposes, which may include, among other things, (a) repaying a portion of our indebtedness outstanding at the time and (b) funding working capital, capital expenditures or acquisitions. Please read “Use of Proceeds” on page S-3 of this prospectus supplement.

Cash dividends	We currently pay a quarterly cash dividend of $0.03 per share of common stock.

Class B common stock	Our currently outstanding equity capital includes shares of Class A common stock and Class B common stock. Teekay Corporation owns indirectly all of our outstanding shares of Class B common stock, in addition to shares of our Class A common stock. The principal difference between our Class A common stock and our Class B common stock is that each share of Class B common stock entitles the holder thereof to five votes on matters presented to our shareholders, while each share of Class A common stock entitles the holder thereof to only one vote on such matters. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. The holder of shares of Class B common stock may elect at any time to have such shares converted into shares of Class A common stock on a one-for-one basis. Please read “Description of Capital Stock” on page 7 of the accompanying prospectus for a description of other events triggering a conversion of shares of Class B common stock into shares of Class A common stock.

New York Stock Exchange listing	Our Class A common stock is listed on the New York Stock Exchange under the symbol “TNK.”

RISK FACTORS

An investment in our Class A common stock involves risk. Before investing in our Class A common stock, you should carefully consider all information included or incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” in the accompanying prospectus and in our latest Annual Report on Form 20-F filed with the SEC, in each case, as these risk factors are supplemented by subsequent reports on Form 20-F or 6-K that are incorporated by reference into this prospectus supplement. For more information, please read “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement. In addition, you should read “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and in the accompanying prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our securities.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, financial condition, operating results and cash flows. In that case, the trading price of our Class A common stock could decline, you could lose all or part of your investment and our ability to pay dividends on shares of our Class A common stock may be reduced.

USE OF PROCEEDS

We intend to use the net proceeds from our sale of shares of Class A common stock covered by this prospectus for general corporate purposes, which may include, among other things, (a) repaying a portion of our indebtedness outstanding at the time and (b) funding working capital, capital expenditures or acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015 on an historical basis. The data in the table is derived from and should be read in conjunction with our consolidated financial statements, including accompanying notes, incorporated by reference in this prospectus.

In August 2015, we agreed to acquire 12 modern Suezmax tankers from Principal Maritime Tankers Corporation for an aggregate purchase price of $661.3 million, consisting of $612.0 million in cash and approximately 7.2 million shares of our Class A common stock. As of September 30, 2015, 10 of the vessels had delivered and the remaining two vessels delivered in October 2015. We paid a portion of the purchase price to the seller upon the delivery of each vessel. To finance the acquisition, in August 2015 we secured a $397.2 million loan facility maturing on January 29, 2016, issued approximately 13.6 million shares of Class A common stock to institutional investors and Teekay Corporation for net proceeds of $90.6 million, and we financed the remainder of the purchase price with existing liquidity.

In October 2015, we entered into an agreement to sell a 2000-built Medium Range (or MR) product tanker for gross proceeds of $11.2 million. The sale is expected to be completed in late-November 2015.

The following table excludes the effect on our capitalization of our purchase of the two final Suezmax tankers upon their deliveries in October for an aggregate purchase price of $105.2 million, consisting of $96.4 million in cash and approximately 1.1 million shares of our Class A common stock, and the sale of a MR tanker for gross proceeds of $11.2 million.

As of September 30, 2015
(in thousands)
Total cash and cash equivalents	$80,579

Long-term debt, including current portion	$1,022,055
Shareholders’ equity:
Common stock and additional paid-in capital	1,071,520
Accumulated deficit	(233,245)

Total shareholders’ equity	$838,275

Total capitalization	$1,860,330

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

The authorized capital stock of Teekay Tankers Ltd. as of the date of this prospectus is 200,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock, each with a par value of $0.01 per share. The shares of Class A common stock entitle the holder to one vote per share, while the shares of Class B common stock entitle the holder to five votes per share, subject to a 49% aggregate Class B common stock voting power maximum. As of the date of this prospectus (and excluding shares offered hereby), we have 130,752,861 shares of Class A common stock, 23,232,757 shares of Class B common stock and no shares of preferred stock issued and outstanding. Our Class A common stock is traded on the New York Stock Exchange under the symbol “TNK.”

The following table sets forth, for the periods indicated, the high and low sales prices for shares of our Class A common stock as reported on the New York Stock Exchange, and quarterly cash distributions declared per share. The closing sale price of our Class A common stock on the New York Stock Exchange on November 17, 2015 was $7.14 per share.

	Price ranges		Quarterly cash dividend per share (1)
	High	Low
Years Ended
December 31, 2014	$5.95	$3.18
December 31, 2013	4.02	2.38
December 31, 2012	6.33	2.38
December 31, 2011	12.99	3.36
December 31, 2010	13.96	8.50
Quarters Ended
December 31, 2015 (2)	$8.53	$6.31
September 30, 2015	7.88	5.63	$0.03
June 30, 2015	7.88	5.70	0.03
March 31, 2015	7.05	4.82	0.03
December 31, 2014	5.95	3.30	0.03
September 30, 2014	4.44	3.55	0.03
June 30, 2014	4.50	3.18	0.03
March 31, 2014	5.08	3.18	0.03
December 31, 2013	4.02	2.55	0.03
September 30, 2013	3.09	2.49	0.03
June 30, 2013	3.06	2.38	0.03
March 31, 2013	3.43	2.40	0.03
Months Ended
November 30, 2015 (2)	$7.69	$6.31
October 31, 2015	8.53	6.75
September 30, 2015	7.14	5.63
August 31, 2015	7.37	6.19
July 31, 2015	7.88	6.32
June 30, 2015	7.88	6.81
May 31, 2015	7.30	5.72

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending November 17, 2015.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common stock, please read “Item 10 — Additional Information — Material U.S. Federal Income Tax Considerations” in our most recent Annual Report on Form 20-F, and “Material United States Federal Income Tax Considerations” beginning on page 12 of the accompanying prospectus, both of which are incorporated by reference into this prospectus. These discussions should be read in conjunction with the risk factors included under the caption “Tax Risks” in the accompanying prospectus and those risk factors included in “Item 3 — Key Information — Tax Risks” in our most recent Annual Report on Form 20-F.

The tax consequences to you of an investment in our common stock will depend, in part, on your own tax circumstances. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

NON-UNITED STATES TAX CONSIDERATIONS

The following discussion is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our Class A common stock will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our Class A stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of Class A common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of Class A common stock.

The above should be read in conjunction with the risk factors included under the caption “Tax Risks” in the accompanying prospectus and those risk factors included in “Item 3 — Key Information — Tax Risks” in our most recent Annual Report on Form 20-F.

The tax consequences to you of an investment in our common stock will depend, in part, on your own tax circumstances. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Evercore Group L.L.C. under which we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $80 million from time to time through Evercore Group L.L.C., as our sales agent. We have filed the equity distribution agreement as an exhibit to a Report on Form 6-K, which is incorporated by reference in this prospectus supplement. The sales, if any, of shares of Class A common stock made under the equity distribution agreement will be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (or the Securities Act), including, without limitation, by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us. As sales agent, Evercore Group L.L.C. will not engage in any transactions that stabilize the price of our common stock.

Under the terms of the equity distribution agreement, we also may sell shares of our Class A common stock to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares of our Class A common stock to the sales agent as principal, we will enter into a separate agreement with the sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum number of shares of our Class A common stock to be sold through the sales agent on a daily basis or otherwise as we and the sales agent agree and the minimum price per share at which such Class A common stock may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use commercially reasonable efforts to sell on our behalf all of the designated Class A common stock. We may instruct the sales agent not to sell any shares of our Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agent may suspend the offering of shares of our Class A common stock at any time and from time to time by notifying the other party.

The sales agent will provide to us written confirmation following the close of trading on the New York Stock Exchange each day on which shares of our Class A common stock are sold under the equity distribution agreement. Each confirmation will include the number of shares of our Class A common stock sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the sales agent. We will report at least quarterly the number of shares of our Class A common stock sold through the sales agent under the equity distribution agreement, the net proceeds to us (before expenses) and the compensation paid by us to the sales agent in connection with the sales of the common stock.

We will pay the sales agent a commission of 2.0% of the gross sales price per share of our Class A common stock sold through it as our agent under the equity distribution agreement. We have agreed to reimburse the sales agent for certain of its expenses.

Settlement for sales of shares of our Class A common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or the sales agent have reason to believe that shares of our Class A common stock are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of our Class A common stock pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of shares of our Class A common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all shares of our Class A common stock subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by us or by the sales agent.

In connection with the sale of the shares of our Class A common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including civil liabilities under the Securities Act.

The sales agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. To the extent we use proceeds from this offering to repay indebtedness under our credit facilities, such affiliate may receive proceeds from this offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (or FINRA) the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the Class A common stock offered pursuant to this prospectus supplement.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the shares of our Class A common stock offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. The sales agent is being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus supplement the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2014;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Reports on Form 6-K furnished to the SEC on May 1, 2015, May 22, 2015 (excluding the submission relating to our first quarter earnings release), June 4, 2015, August 7, 2015, August 12, 2015 and November 18, 2015;

•	our Report on Form 6-K/A furnished to the SEC on September 17, 2015;

•	all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed with the SEC on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated herein by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the sales agent have authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth estimated costs and expenses, other than any discounts and commissions to the sales agent, we expect to incur in connection with the issuance and distribution of the common stock covered by this prospectus.

Legal fees and expenses	$70,000
Accounting fees and expenses	50,000
Printing costs	15,000
Transfer agent fees	15,000

Total	$150,000

PROSPECTUS

$150,000,000

Teekay Tankers Ltd.

Class A Common Stock

We may offer from time to time shares of Class A common stock of Teekay Tankers Ltd. The shares of Class A common stock offered by this prospectus will have an aggregate offering price of up to $150,000,000.

This prospectus describes some of the general terms that may apply to our Class A common stock. Each time we sell shares of our Class A common stock, the information relating to a specific offering will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell shares of our Class A common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in our Class A common stock. This prospectus may not be used to offer and sell shares of our Class A common stock unless accompanied by a prospectus supplement.

Our Class A common stock trades on the New York Stock Exchange under the symbol “TNK.” On July 10, 2015, the last reported sale price of our Class A common stock on the New York Stock Exchange was $6.78 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the section entitled “Forward-Looking Statements” beginning on page 1 and each of the factors described under “Risk Factors” beginning on page 3 of this prospectus before you make an investment in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2015

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time shares of our Class A common stock described in this prospectus in one or more offerings up to an aggregate offering price of $150,000,000. This prospectus generally describes us and the Class A common stock we may offer. Each time we offer shares of our Class A common stock with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the Class A common stock being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell our Class A common stock. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

Unless otherwise indicated, references in this prospectus to “Teekay Tankers Ltd.,” “we,” “us” and “our” and similar terms refer to Teekay Tankers Ltd. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Class A common stock described herein, shall mean specifically Teekay Tankers Ltd. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries. References to “our Manager” are to Teekay Tankers Management Services Ltd., a subsidiary of Teekay Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995, as amended, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in other reports we file with the SEC and that are incorporated into this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

TEEKAY TANKERS LTD.

We are an international provider of marine transportation to global oil industries. Our business is to own crude oil and product tankers and we employ a chartering strategy that seeks to capture upside opportunities in the spot market while using fixed-rate time charters to reduce downside risks. Teekay Corporation (NYSE: TK), which formed us in 2007, is a leading provider of marine services to the global oil and natural gas industries and the world’s largest operator of medium-sized oil tankers. We believe we benefit from Teekay Corporation’s expertise, relationships and reputation as we operate our fleet and pursue growth opportunities. We have acquired all of our current operating fleet from Teekay Corporation at various times since our inception and we anticipate additional opportunities to expand our fleet through acquisitions of tankers from third parties, or additional tankers that Teekay Corporation may offer to us from time to time. These tankers may include crude oil and product tankers.

Under the supervision of our executive officers and Board of Directors, our operations are managed by Teekay Tankers Management Services Ltd. (our Manager), a subsidiary of Teekay Corporation which provides to us commercial, technical, administrative and strategic services under a long-term management agreement. We employ our chartering strategy based on the outlook of our Manager for freight rates, oil tanker market conditions and global economic conditions. We employ our vessels on fixed rate time-charter out contracts and in various pooling arrangements, the majority of which are managed by wholly or partially owned subsidiaries of Teekay Corporation and which employ vessels on the spot market. By employing some of our vessels in these pooling arrangements with Teekay, we believe we benefit from Teekay Corporation’s expertise in commercial management of oil tankers and economies of scale of a larger fleet, including higher vessel utilization and daily revenues.

We are incorporated under the laws of the Republic of The Marshall Islands as Teekay Tankers Ltd. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekaytankers.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

Before investing in our Class A common stock, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in any of our securities, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, we might be unable to pay dividends on shares of our Class A common stock and you could lose all or part of your investment. In addition to the following risk factors, please read “Material United States Federal Income Tax Considerations” in this prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our securities.

Risks Inherent in an Investment in our Class A Common Stock

If the share price of our Class A common stock fluctuates after any offering related to this prospectus, you could lose a significant part of your investment.

The market price of our Class A common stock may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, and the following:

•	the failure of securities analysts to publish research about us after the offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic or financial market conditions;

•	terrorist acts;

•	future sales of shares of our Class A common stock or other securities; and

•	investors’ perception of us and the seaborne oil transportation industry.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the offering price. These broad market and industry factors may materially reduce the market price of shares of our Class A common stock regardless of our operating performance.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of our Class A common stock.

Several provisions of our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable.

These provisions include:

•	a dual-class common stock structure that currently gives Teekay Corporation and its affiliates control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors, unless Teekay Corporation and its affiliates no longer hold a majority of the voting power of our outstanding capital stock, in which case directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions could substantially impede the ability of our Class A common shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Class A common stock and your ability to realize any potential change-in-control premium.

We may issue additional shares of Class A common stock, Class B common stock or other securities without your approval, which would dilute your ownership interests and may depress the market price of the Class A common stock.

We may issue additional shares of Class A common stock, Class B common stock and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances.

The issuance by us of additional shares of Class A common stock, Class B common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common stock may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our Class A common stock may decline.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the composition of our current assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and operations. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations”) held stock,, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

We may be subject to taxes, which reduces our cash available for distribution to our shareholders.

We or some of our subsidiaries may be subject to tax in the jurisdictions in which we or our subsidiaries are organized or operate, reducing the amount of our cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries in jurisdictions in which operations are conducted. For example, if Teekay Tankers Ltd. was not able to meet the criteria specified by Section 883 of the U.S. Internal Revenue Code, our U.S. source income may become subject to taxation.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of shares of our Class A common stock covered by this prospectus for general corporate purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of shares of our Class A common stock covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 400,000,000 shares, of which:

•	200,000,000 shares are designated as Class A common stock, par value $0.01 per share;

•	100,000,000 shares are designated as Class B common stock, par value $0.01 per share; and

•	100,000,000 shares are designated as preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to five votes per share. However, the voting power of the Class B common stock is limited such that the aggregate voting power of all shares of outstanding Class B common stock can at no time exceed 49% of the voting power of our outstanding Class A common stock and Class B common stock, voting together as a single class. Except as otherwise provided by the Business Corporations Act of the Republic of The Marshall Islands (or the Marshall Islands Act), holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

Marshall Islands law generally provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to receive the same amount per share of common stock of all our assets remaining after the payment of any liabilities and the satisfaction of any liquidation preferences on any outstanding preferred stock.

Conversion

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. In addition:

•	upon any transfer of shares of Class B common stock to a holder other than Teekay Corporation (or any of its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or to all or substantially all of its assets), such transferred shares of Class B common stock shall automatically convert into Class A common stock upon such transfer; and

•	all shares of our Class B common stock will automatically convert into shares of our Class A common stock if the aggregate number of outstanding shares of Class A common stock and Class B common stock beneficially owned by Teekay Corporation and its affiliates (not including us and our subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets falls below 15% of the aggregate number of outstanding shares of our common stock.

All such conversions will be effected on a one-for-one basis.

Once converted into Class A common stock, shares of Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other Rights

Holders of our common stock do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our articles of incorporation provide that our board of directors must consist of at least three members. Our board of directors may change the number of directors within a range of three to twelve directors pursuant to resolution. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the voting power of all outstanding shares of our capital stock. However, from and after the date that Teekay Corporation and its subsidiaries (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, shareholders may change the number of directors only by the affirmative vote of not less than 80% of the total voting power of our outstanding capital stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Shareholder Meetings

Under our bylaws, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. If we fail to hold an annual meeting within 90 days of the designated date or if no date has been designated for a period of 13 months after our last annual meeting, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting. Other than such a meeting in lieu of an annual meeting, special meetings of shareholders may be called only by the chairman of our board of directors or our chief executive officer, at the direction of our board of directors as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire board of directors, or by Teekay Corporation so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice of and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Act, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of his shares shall not be available if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation. In the event of any amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the Marshall Islands Act to receive payment. If we and any dissenting shareholder fail to agree on a price for the shares, the Marshall Islands Act procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the Marshall Islands Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates, or that his shares devolved upon him by operation of law.

Limitations on Director Liability and Indemnification of Directors and Officers

The Marshall Islands Act restricts corporations from limiting or eliminating the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our articles of incorporation also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Our articles of incorporation also renounce in favor of Teekay Corporation business opportunities that may be attractive to both Teekay Corporation and us. This provision effectively limits the fiduciary duties we or our shareholders otherwise may be owed regarding these business opportunities by our directors and officers who also serve as directors or officers of Teekay Corporation or its other affiliates. If Teekay Corporation or its affiliates (other than us and our subsidiaries) no longer beneficially own shares representing at least 20% of the total voting power of our outstanding capital stock, and no person who is an officer or director of us is also an officer or director of Teekay Corporation or its other affiliates (other than us and our subsidiaries), then this business opportunity provision of our articles of incorporation will terminate.

There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Dual-Class Structure

As discussed above, our Class B common stock has five votes per share, subject to a 49% aggregate Class B common stock voting power maximum, while our Class A common stock has one vote per share. Teekay Corporation controls all of our outstanding Class B common stock, in addition to shares of Class A common stock it controls. Because of our dual-class structure, Teekay Corporation is able to continue to control all matters submitted to our shareholders for approval even though it and its affiliates own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of “blank check” preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Class A common stock. We have no current plans to issue any shares of preferred stock.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our bylaws provide that shareholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our board of directors. These advance notice provisions provide that the shareholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

Our shareholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the shareholders. Our articles of incorporation provide that any director or our entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors. However, from and after the date that Teekay Corporation and its affiliates (other than us and our subsidiaries) cease to beneficially own shares representing a majority of the total voting power of our outstanding capital stock, directors may only be removed for cause and only by the affirmative vote of the holders of not less than 80% of the total voting power of our outstanding capital stock.

Limited Actions by Shareholders

Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders, provided that if the Marshall Islands Act in the future permits action to be taken by less than unanimous written consent of our shareholders, the holders of voting power sufficient to take such specified action at a meeting at which all voting stock was present and voted, or as otherwise set forth in the Marshall Islands Act as so amended, may do so by written consent so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our bylaws provide that, subject to certain limited exceptions, only (a) our Chairman or Chief Executive Officer, at the direction of the board of directors, or (b) Teekay Corporation, so long as Teekay Corporation and its affiliates (other than us and our subsidiaries) beneficially own at least a majority of the total voting power of our outstanding capital stock, may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Inc.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Tankers Ltd.

This discussion is limited to shareholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the common stock.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (b) a corporation or other entity taxable as a corporation , that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends paid with respect to our common stock generally will be treated as foreign source income and generally will be treated as “passive category income.”

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (or a Non-Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that: (a) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common stock is traded); (b) we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below); (c) the Non-Corporate U.S. Holder has owned the common stock for more than 60 days in the 121–day period beginning 60 days before the date on which the common stock becomes ex–dividend; (d) the Non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (e) certain other conditions are met. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a Non-Corporate U.S. Holder. Any dividends paid on our common shares not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a share of common stock if the amount of the dividend is equal to or in excess of 10% of a common shareholder’s adjusted basis (or fair market value in certain circumstances) in such common stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long–term capital loss to the extent of such dividend.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long–term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (b) U.S. source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of stock. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non–U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (a) at least 75% of its gross income is “passive” income; or (b) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations, including:

•	the total payments due to us under each of our time charters are substantially in excess of the current bareboat charter rate for comparable vessels

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given, however, that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark–to–market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark–to–Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark–to–market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark–to–market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark–to–market gains previously included in income by the U.S. Holder. Because the mark–to–market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common stock and for which (a) we were not a QEF with respect to such U.S. Holder and (b) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the U.S. Holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark–to–Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark–to–market” election for that year (a Non–Electing Holder ) would be subject to special rules resulting in increased tax liability with respect to (a) any “excess distribution” (i.e., the portion of any distributions received by the Non–Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non–Electing Holder in the three preceding taxable years, or, if shorter, the Non–Electing Holder’s holding period for our common stock), and (b) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common stock;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder owns shares, we are a PFIC, and the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our common stock. In addition, if a Non–Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step–up in tax basis with respect to such common stock.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation (or a CFC ).

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution with an aggregate values in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our stock under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their own tax advisor regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non–U.S. Holder.

Distributions

In general, a Non–U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our common stock unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non–U.S. Holder is engaged in a U.S. trade or business and the distributions are deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common stock unless (a) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a U.S. trade or business and the disposition of our common stock is deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our common stock to a Non–Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non–Corporate U.S. Holder also may be subject to backup withholding if the Non–Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that the it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non–U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law holders of our Class A common stock will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our Class A stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of Class A common stock, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the shares of Class A common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

PLAN OF DISTRIBUTION

We may sell shares of our Class A common stock offered by this prospectus and applicable prospectus supplements from time to time on a continuous or delayed basis:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers or other persons or entities;

•	through a combination of any such methods of sale; or

•	through other means.

We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our Class A common stock by underwriters, brokers or dealers;

•	sell our Class A common stock short and deliver the Class A common stock to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of our Class A common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of Class A common stock under this prospectus; or

•	loan or pledge the securities to an underwriter, broker or dealer, who may sell the loaned shares of Class A common stock or, in the event of default, sell the pledged Class A common stock.

If underwriters are used to sell shares of our Class A common stock, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Class A common stock for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933, as amended (or the Securities Act).

The applicable prospectus supplement relating to shares of our Class A common stock will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the Class A common stock and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the Class A common stock may be listed.

If underwriters or dealers are used in the sale, the shares of our Class A common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The shares of our Class A common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Shares of our Class A common stock may be sold directly by us from time to time, at prevailing market prices or otherwise. Our Class A common stock may also be sold through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of shares of our Class A common stock in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase shares of our Class A common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom shares of our Class A common stock are sold by us for public offering and sale may make a market in such common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our Class A common stock.

Certain persons participating in any offering of shares of our Class A common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell shares of our Class A common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of our Class A common stock and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of shares of our Class A common stock than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Class A common stock sold for their account may be reclaimed by the syndicate if such Class A common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Tankers Ltd. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP will pass upon certain legal matters for us with respect to the offering of shares of our Class A common stock. Unless otherwise stated in any applicable prospectus supplement, the validity of shares of our Class A common stock and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Teekay Tankers Ltd. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of Teekay Tankers Ltd. issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Reports on Form 6-K filed with the SEC on May 1, 2015 and May 22, 2015;

•	all subsequent Reports on Form 6-K filed with the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of each class of our capital stock as described in our Registration Statement on Form 8-A filed on December 3, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekaytankers.com, or by writing or calling us at the following address:

Teekay Tankers Ltd.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus or any prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the shares of our Class A common stock covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$17,430
FINRA filing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
New York Stock Exchange listing fee		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

Up to $80,000,000 aggregate offering price of shares

Teekay Tankers Ltd.

Class A Common Stock

Prospectus Supplement

Evercore ISI